Exhibit 10.16

MEMORANDUM OF UNDERSTANDING

Made this 11th day of April 2006 by and between Marina Associates; Atlantic City Showboat, Inc.; Bally’s Park Place Inc. d/b/a Bally’s Atlantic City; Boardwalk Regency Corp. d/b/a Caesars Atlantic City; Tropicana Casino & Resort; Resorts International Inc.; Resort’s International Holdings, L.L.C., t/a Atlantic City Hilton; Trump Taj Mahal, Assoc. d/b/a Trump Taj Mahal Hotel & Casino; Trump Plaza Assoc. d/b/a Trump Plaza Hotel & Casino and Trump Marina Assoc. d/b/a Trump Marina Hotel & Casino, (hereinafter referred to collectively as the “Employers” and individually by name) and International Union of Operating Engineers, Local Union 68; NJ Regional Council of Carpenters, Local Union 623 and Painters & Allied Trades District Council 711 (hereafter referred to collectively as the “Unions” and individually by local number).

INTRODUCTION

The Employers and the Unions are parties to ten (10) individual collective bargaining agreements all with the same or substantially similar terms and conditions. For the sake of uniformity and convenience, the Employers have coordinated bargaining for the purpose of negotiating agreements to supersede their respective collective bargaining agreements with the Unions, which will expire midnight April 30, 2006. The following sets forth the agreement reached between the Employers and the Unions subsequent to the conduct of collective bargaining negotiations:

MODIFICATIONS

DURATION

Five (5) years, May 1, 2006 to April 30, 2011

ARTICLE II

For Carpenters, check off of Book Dues, as long as employee authorization is provided and Employer only has to provide one check.

ARTICLE V, SENIORITY

Section 3(c)

Delete language “one year for illness” and amend to read “six months (or one year for worker’s compensation) unless required to be longer, as an accommodation under state or federal law which extension or lack thereof, is not subject to the grievance and arbitration procedure. FMLA and NJFLA leave runs concurrently with leaves under this Agreement to the extent applicable.” (Local 68)

Add similar language for Carpenters and Painters in appropriate Article.

ARTICLE V §5

Shop stewards will receive superseniority  for purposes of layoff and recall assuming they are qualified to perform the existing work in the opinion of the Company. The Unions can only designate one shop steward per bargaining unit for this purpose.

ARTICLE V, (CARPENTERS)

Probationary period extended to ninety (90) days.

ARTICLE VII, VACATION

Add number eight (8), add language, “Employees vacations shall be reduced on a prorated basis for any leave of absence consistent with the Employer’s leave policies for its unrepresented employees.” Employees must use up to half of their vacation entitlement while on FMLA and NJFLA leave, as long as at least the same is required for the Employer’s unrepresented employees. (Local 68)

Add similar language for Carpenters and Painters in appropriate Article.

ARTICLE XXI, GENERAL CONDITIONS

Section 6

Change two (2) hours to four (4) for overtime. (Local 68)

Add similar language for Carpenters and Painters in appropriate Article.

Section 9

Delete reference to exterminators. (Local 68 only)

NEW LANGUAGE

Add to Article II and Article XII, language attached as Attachment A.

Add identical language for Carpenters and Painters in appropriate Article.

NEW SECTION — DISCIPLINE

The Employer agrees not to give any further consideration in subsequent disciplinary actions of any discipline that is beyond two (2) years (one year for attendance). This limitation does not apply to any discipline which impact legal obligations e.g. harassment, discrimination, etc.

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Add identical language for Carpenters and Painters in appropriate Article.

ECONOMIC TERMS

Attachment B

LEASED SPACE LANGUAGE

Attachment C, D & E for Operating Engineers

Attachment F for Carpenters

Attachment G for Operating Engineers & Carpenters

EXECUTED THIS 11th DAY OF APRIL 2006, SUBJECT TO RATIFICATION BY THE RANK AND FILE MEMBERSHIP OF THE UNIONS.

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ATTACHMENT A

Add the following language to the Dues and Fund Section as follows:

If the Employer fails to remit deducted share fees, initiation fees, dues or contributions to the Union or the Funds as applicable, after thirty (30) days of the fifteenth of the month following their deduction, the Union may bypass the grievance procedure and file directly for arbitration. Notwithstanding anything in this Agreement to the contrary, if the arbitrator finds that the delinquency violates this Agreement, the arbitrator may award interest, at the prime rate, for the period that the delinquent amounts remained outstanding and may award the Union costs of the arbitration. As a condition to the Union’s proceeding directly to arbitration in the above manner, the Union must serve the Human Resource Department with at least fourteen (14) days written notice, via certified mail, of the delinquent fair share fees, initiation fees, dues or contributions after the above time period has passed.

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ATTACHMENT B

ECONOMIC SETTLEMENT

OPERATING ENGINEERS & CARPENTERS

YEAR 1	$1.15
YEAR 2	$1.15
YEAR 3	$1.15
YEAR 4	$1.20
YEAR 5	$1.25 $(1.27 Carpenters)

PAINTERS

YEAR 1	$1.10
YEAR 2	$1.10
YEAR 3	$1.15
YEAR 4	$1.20
YEAR 5	$1.25

Increases to be distributed by the Union(s) in the same manner as past contract.

Lead rate effective first year $2.00 above Mechanic A rate.*

Local 68 Training Fund:	.05¢ additional in 2nd year
.05¢ additional in 4th year

*Employer may provide on an individual basis a rate for a lead that is above $2.00 at its sole discretion

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ATTACHMENT C

FOR ALL EMPLOYERS EXCEPT TROPICANA
ADD TO ARTICLE 1, SECTION 2

Existing Language is now considered sub-paragraph (a)

(b)                                 The parties specifically agree that Article 1, Section 2(a) shall not apply to the business operations of any person or entity occupying space pursuant to a lease, contract, sublease, subcontract or other agreement with the Employer entered into prior to the effective date of this Agreement (such leases, contracts, subleases, subcontracts or agreements being referred to herein as the “Existing Contracts”) nor to the space they are occupying or will occupy, provided that the square footage of such location or relocation may not be expanded by more than twenty-five percent (25%) of the present square footage occupied or to be occupied. The foregoing sentence shall apply to the Existing Contracts notwithstanding that the space to be occupied under the Existing Contract has not yet been built out, occupied or opened for business and to any Assignees, Subtenants, or replacement tenants subsequently occupying the space and shall continue for the duration of any renewal or extension of the term of such Existing Contract or any replacement contract. This exclusion shall further apply to any extensions or modification of any Existing Contract, including without limitation those modifications which may involve assignment of an Existing Contract, tenant relocation or the expansion of space occupied pursuant to an Existing Contract. Article 1, Section 2(a) does not apply to space occupied by health club, spa or salon operations, food, snack or beverage operations commonly referred to as “fast food” operations and retail operations in general which space is leased, contracted or subcontracted to third parties. The parties have agreed to a side agreement where future leased space would also be exempt from the provisions of Article 1, Section 2(a). All other space leased or subcontracted after the effective date of this Agreement not described in this Section 2(b) shall be covered under Article 1, Section 2(a).

(c)                                  Notwithstanding the preceding paragraph, in leased or subcontracted areas, Local 68 Operating Engineer members will be assigned to major repairs and major maintenance of the basic electrical, steam, gas, water, sewer, HVAC and alarm systems (collectively “Base Systems”) to the extent (1) such type of work is performed by bargaining unit employees at its property consistent with Section 2(a), and (2) it is the Employer’s judgment that such work is critical to maintain the operations of a Base System of the Employer and that it is in the business interest of Employer. Further, the Employer may offer its maintenance services to lessees as it deems appropriate. When the Union becomes aware of a request for the Employer’s maintenance services by a tenant, the Union business agent can discuss the issue with the Employer as to whether the Employer wishes to offer its services with the understanding that, if the Employer chooses to offer its services, the ultimate commercial transaction is in the sole discretion of the Employer.

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ATTACHMENT D

TROPICANA ONLY
ADD TO ARTICLE 1, SECTION 2
Existing Language is now considered sub-paragraph (a)

(b)         The parties specifically agree that Article 1, Section 2(a) shall not apply to the business operations of any person or entity occupying space pursuant to a lease, contract, sublease, subcontract or other agreement with the Employer entered into prior to the effective date of this Agreement (such leases, contracts, subleases, subcontracts or agreements being referred to herein as the “Existing Contracts”) nor to the space they are occupying or will occupy, provided that the square footage of such location or relocation may not be expanded by more than twenty-five percent (25%) of the present square footage occupied or to be occupied. The foregoing sentence shall apply to the Existing Contracts notwithstanding that the space to be occupied under the Existing Contract has not yet been built out, occupied or opened for business and to any Assignees, Subtenants, or replacement tenants subsequently occupying the space and shall continue for the duration of any renewal or extension of the term of such Existing Contract or any replacement contract. This exclusion shall further apply to any extensions or modification of any Existing Contract, including without limitation those modifications which may involve assignment of an Existing Contract, tenant relocation or the expansion of space occupied pursuant to an Existing Contract. Article 1, Section 2(a) does not apply to space occupied by health club, spa or salon operations, food, snack or beverage operations commonly referred to as “fast food” operations and retail operations in general which space is leased, contracted or subcontracted to third parties. The parties have agreed to a side agreement where future leased space would also be exempt from the provisions of Article 1, Section 2(a). All other space leased or subcontracted after the effective date of Agreement not described in this Section 2(b) shall be covered under Article 1, Section 2(a).

(c)          The Tropicana agrees that after an initial start up period to offer its tenants major repair and maintenance of the electrical, steam, gas, water, sewer, HVAC and alarm systems (collectively Base Systems) to the extent (1) such type of work is performed by bargaining unit employees at its property consistent with Section 2(a) and (2) it is the Employer’s judgment that such work is critical to maintain the operations of the Base Systems of the Tropicana and that is in the business interest of the Tropicana under the following conditions:

1.                                       The Tenant agrees to hold the Tropicana harmless in all respects of any claims of damages in connection with such services, including but not limited to, defect in workmanship by Tropicana’s Employees.

2.                                       The Tropicana in its judgment, has the available staff to perform the work without interfering with its own work and without additional training so as to

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complete the repair in a timely manner as set by the Tropicana, based on its priorities and which timeframe is satisfactory to the tenant.

3.                                       The tenant agrees to pay for the equipment and services as determined by the Tropicana. The Union understands that tenants who do not promptly pay for these services will not be eligible for such services in the future.

The Union’s business agent may approach Tropicana’s tenants who had declined an interest in general, for any of the above services, and with pre-approval of Tropicana, to discuss the potential with the tenant of offering Tropicana’s services as described above with the understanding that (1) the Union can not be coercive or disruptive in any manner, (2) the decision to utilize the services is the tenant’s to make, and (3) the ultimate commercial transaction is in the discretion of the Tropicana.

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ATTACHMENT E

The parties agree that neither party may use the differences in “leased property language” that exists amongst the employees in any dispute regarding the interpretation of language. Further, the Employers agree that none of them will use the Most Favored Nations Clause regarding “leased property”. Finally, the Union agrees to withdraw all pending Local 68 Operating Engineers arbitrations dealing with leased space.

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ATTACHMENT F

RECOGNITION ARTICLE OF THE COLLECTIVE BARGAINING AGREEMENT (CBA)

The Parties specifically agree that the Recognition Article of the CBA shall not apply to the business operations of any person or entity occupying space pursuant to a lease, contract, sublease, subcontract or other agreement with the Employer entered into prior to the effective date of this Agreement (such leases, contracts, subleases, subcontracts or agreements being referred to herein as the “Existing Contracts”) nor to the space they are occupying or will occupy, provided that the square footage of such location or relocation may not be expanded by more than twenty-five percent (25%) of the present square footage occupied or to be occupied. The foregoing sentence shall apply to the Existing Contracts notwithstanding that the space to be occupied under the Existing Contract has not yet been built out, occupied or opened for business and to any Assignees, Subtenants, or replacement tenants subsequently occupying the space and shall continue for the duration of any renewal or extension of the term of such Existing Contract or any replacement contract. This exclusion shall further apply to any extensions or modification of any Existing Contract, including without limitation those modifications which may involve assignment of an Existing Contract, tenant relocation or the expansion of space occupied pursuant to an Existing Contract. The Recognition Article of the CBA does not apply to space occupied by health club, spa or salon operations, food, snack or beverage operations commonly referred to as “fast food” operations and retail operations in general which space is leased, contracted or subcontracted to third Parties. The Parties have agreed to a side agreement where future leased space would also be exempt from the provisions of the Recognition Article of the CBA. All other future leased or subcontracted spaces not described under this provision will be covered under the CBA.

Notwithstanding the preceding paragraph, in leased or subcontracted areas, the Employer’s carpenters will be assigned to the major repairs of the demising walls (base system) due to damage created by the Employer which causes an opening from one side to the other of the demising wall if it is in the Employer’s judgment that such work is critical to maintain the base system and it is in the business interest of the Employer. If the damage is to the Employer’s side of the demising wall only, the repair will also be performed by the Employer’s carpenters.

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ATTACHMENT G

FUTURE LEASED SPACE

The reference in the proposals to Side Agreements in Article 2, Section (b) of the Operating Engineers Agreement and Section (b) of the Recognition Article of the Carpenter’s Agreement describes the following Food & Beverage Outlets, regardless of location, which are exempt from the provisions of these Agreements.

Resorts —1

Trump Marina —1

Trump Plaza —1

Trump Taj Mahal - 1

Tropicana — 2

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MEMORANDUM OF AGREEMENT
SIGNATURE PAGE

UNIONS:

/s/ [ILLEGIBLE]	4/24/06
INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL 68	DATE

/s/ [ILLEGIBLE]	4/24/06
NJ REGIONAL COUNCIL OF CARPENTERS, LOCAL 623	DATE

/s/ [ILLEGIBLE]	4.24.06
PAINTERS & ALLIED TRADES, DISTRICT COUNCIL 711	DATE

EMPLOYERS:

/s/ [ILLEGIBLE]	04/11/06
MARINA ASSOCIATES, d/b/a HARRAH’S ATLANTIC CITY	DATE

/s/ [ILLEGIBLE]	04/11/06
ATLANTIC CITY SHOWBOAT, INC.	DATE

/s/ [ILLEGIBLE]	04/11/06
BALLY’S PARK PLACE, INC. d/b/a BALLY’S ATLANTIC CITY	DATE

/s/ [ILLEGIBLE]	04/11/06
BOARDWALK REGENCY CORP. d/b/a CAESARS ATLANTIC CITY	DATE

/s/ [ILLEGIBLE]	4/24/06
TROPICANA CASINO AND RESORT	DATE

/s/ [ILLEGIBLE]	5/5/06
RESORT’S INTERNATIONAL, INC.	DATE

/s/ [ILLEGIBLE]	5/5/06
RESORTS INTERNATIONAL HOLDINGS, LLC., t/a ATLANTIC CITY HILTON	DATE

/s/ [ILLEGIBLE]	4/20/06
TRUMP MARINA, ASSOC., d/b/a TRUMP MARINA HOTEL & CASINO	DATE

/s/ [ILLEGIBLE]	4/20/06
TRUMP PLAZA, ASSOC. d/b/a TRUMP PLAZA HOTEL & CASINO	DATE

/s/ [ILLEGIBLE]	4/20/06
TRUMP TAJ MAHAL, ASSOC. d/b/a TRUMP TAJ MAHAL HOTEL & CASINO	DATE

AGREEMENT

Between

TROPICANA

And

INTERNATIONAL UNION OF OPERATING ENGINEERS
LOCAL 68

AGREEMENT made and entered into                             , by and between TROPICANA, Iowa Avenue and Boardwalk, Atlantic City, New Jersey, hereinafter referred to as “Employer,” “Casino,” or “Hotel,” and INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL 68-68A-68B, AFL-CIO, 11 Fairfield Place, West Caldwell, New Jersey, hereinafter referred to as the “Union.”

W I T N E S S E T H

WHEREAS, the parties hereto desire to cooperate to stabilize labor relations by establishing general standards of wages, hours, and other conditions of employment, and to insure the peaceful, speedy, and orderly adjustment of differences that may arise from time to time between Employer and its employees, without resort to strikes, lockouts, boycotts, slowdowns or other economic interferences with the smooth operation of the Hotel business of the Employer.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

ARTICLE I - RECOGNITION

1.       Employer recognizes the Union as the sole and exclusive collective bargaining representative of the following employees employed by the Employer in Atlantic City, New Jersey.

(a)   Stationary Engineers ( i.e., those employees responsible for successful operation and ordinary maintenance of steam boilers, irrespective of pressure; steam, or gas or electrical engines; refrigeration and air conditioning equipment; and auxiliary power plants ).

(b)   Maintenance Mechanics (i.e., those employees responsible for the general repair and maintenance of the Hotel facilities and appurtenances ).

(c)   C Mechanics ( i.e., those employees responsible for general policing, cleaning and maintenance of gardens and interior plants; external grounds, walks, drives, streets contiguous to the properties, garages, rooftops, and thoroughfares; operates hand tools and equipment to accomplish same; performs casual labor, including, but not limited to, changing filters and light bulbs and delivering supplies and materials; driving vehicles and removing snow, utilizing other than ride-on equipment, and other duties not requiring the special training and experience of a skilled journeyman ).

2.     It is further understood and agreed that reconstruction, maintenance, renovation, alteration and/or rehabilitation of the Hotel and its facilities and appurtenances are covered by this Agreement, when the Employer considers it feasible. The Hotel expressly reserves the right to have such work performed in such manner and by such employees, as may be furnished by a subcontractor who customarily engages in such types of work, and who has or will become signatory to an Agreement with the respective trade that will be performing said work.

During the term of this Agreement, if work is outsourced to Atlantic Thermal Systems, the Hotel agrees to require Atlantic Thermal Systems to abide by the terms of the agreement reached between Atlantic Thermal Systems and Local 68 for Trump Plaza’s operations.

3.       It is understood that general maintenance work will include occasional routine electrical and work of other crafts within the Maintenance Department which is not a full-time nature.

4.       The parties recognize that the State of New Jersey Casino Control Act (Act), provides that Unions seeking to represent employees licensed under the Act are required to register with the Casino Control Commission. It is understood and agreed that, unless exempted from the registration requirements, the Union will, as a condition of this Agreement, so register. Should the Union fail for any reason to obtain an exemption from registration or to obtain timely and valid registration or should such registration, once obtained, be suspended or cancelled, the Employer’s recognition of the Union and its obligation to bargain with the Union and to observe the provisions of Article 1, Paragraph 1 hereof, or to deal with the Union under Article XIV hereof, shall terminate; provided, however, that upon obtaining an exemption from registration or upon registration as required under the Act within the term of this Agreement and the provisions thereof so terminated shall be reinstated.

ARTICLE II - EMPLOYMENT AND UNION SECURITY

1.       It shall be a condition of employment that all employees covered by this Agreement who are members of the Union in good standing on the effective date of this Agreement, shall remain members in good standing, and those who are not members on the effective date of this Agreement shall, on or after the 90th day following the effective date hereof, become members in good standing in the Union. In the event that any employee fails to comply with the requirements of this section to the extent of tendering customary dues and initiation fees, Employer shall summarily discharge that employee upon receipt of written demand therefor from the Union. The ninety (90) day period during which new employees are not obligated to become members of the Union shall be designated as a trial or probationary period for the benefit of the Employer, during which period Employer has the right to discharge said employee without cause, and said probationary employees shall not be covered by this Agreement nor derive any benefits thereof.

2.       Whenever additional employees are required, Employer shall notify the Union, and the Union shall assist Employer in obtaining qualified and competent employees,

reserving to itself the right of first referral for potential employees, provided, however, nothing herein contained shall preclude Employer from employing workers on the open market. Whenever an employee is hired or rehired, Employer shall within thirty (30) days notify the Union in writing of the name and address of said employee.

3.       Union agrees to furnish Employer with a memorandum showing the amount of dues payable as members of the Union by each of the employees covered by this Agreement. Likewise, Union agrees to furnish Employer with a memorandum showing the amount of initiation fees, if any, payable by each new member covered by this Agreement. Upon receipt of such memoranda and upon receipt of a signed authorization from the employee, Employer agrees to deduct dues and initiation fees from the wages or salaries of the respective employees pursuant to the aforesaid memoranda. Such written authorization shall be irrevocable for successive periods consistent with and coincident to the periods or dates of succeeding collective bargaining agreements between the parties hereto. Notwithstanding the foregoing, if any employee notifies the Employer and the Union in writing fifteen (15) days before the expiration of the time periods stated above of his wish to revoke its authority, the same shall be honored.

4.       The Union will defend, indemnify, and save harmless the Employer against and from any and all claims, demands, liabilities and disputes arising out of or by reason of action taken or not taken by the Employer for the purpose of complying with Section 3 of this Article.

ARTICLE III - MANAGEMENT RIGHTS

1.       The Union recognizes that the Management of the Hotel and the direction of the working force is vested exclusively in the Employer, including, but not limited to, the right to schedule work; to assign work and working hours to employees; to establish quality and production standards and the most efficient utilization of his services; to hire, promote, transfer, discharge or relieve employees from duty because of lack of work; install and utilize the most efficient equipment; and to create or eliminate any or all operations or job classifications, subject to the seniority provisions herein contained. The Employer shall have the right to make and enforce reasonable rules for the conduct and appearance of employees not inconsistent with the provisions of this Agreement.

2.       It is understood that all Management rights held prior to the execution of this Agreement, other than those specifically surrendered by this Agreement, continue to be retained by the Employer.

ARTICLE IV - CONTROL AND DISCHARGE

1.      The Employer shall have the sole right to direct and control his employees. Employer reserves the right, which right is hereby recognized by the Union, to hire, retain, promote, demote, transfer, lay off, suspend, discharge or rehire according to the requirements of the business and according to skill and efficiency, giving due consideration to seniority. Employer shall have the unquestioned right to suspend or discharge employee for actions such as, but not limited to, dishonesty, willful misconduct, incompetence, drinking or drunkenness on the job, insubordination, other good cause, or participation in a proven, deliberate slowdown, work stoppage, or strike or violation of this Agreement; provided, however, the Union does not waive its right to grieve and arbitrate, nor is this section intended to affect the Employer’s burden of proving just cause when, in its opinion, there has been a flagrant miscarriage of justice.

2.       It is further understood and agreed that, as a condition of employment, Union members employed in the Employer’s Casino Hotel must be licensed under the Act. If a Union member fails to obtain such a license or loses such a license for any reason, he shall be released from employment, and such release shall not be subject to the grievance procedure of this Agreement nor shall any other action against the Employer, provided, however, that should the Union Member’s license subsequently be issued or reinstated, he  will be eligible for re-employment if a vacancy exists in his job classification.

ARTICLE V - SENIORITY

1.       For purposes of this Agreement, seniority shall be defined as length of continuous service from the employee’s last employment date.

2.       The seniority of employees who successfully complete the ninety (90) days probationary period set forth in Article II, Paragraph 1 above, shall date from that employee’s date of hire and accrue only during active employment in the bargaining units.

3.       Seniority shall be broken by any of the following events:

(a)   Voluntary quit;

(b)   Discharge for cause;

(c)   Failure because of layoff or any other reason to perform any work for the Employer for six (6) months ( one (1) year for illness ) to a period equal to the affected employee’s seniority at the time he last ceased active work for the Employer, whichever period is shorter.

(d)   Failure to report to work on the next scheduled work day after the Employer sends notice of recall from layoff by telegram to the employee’s last known address, or failure to so report on the second scheduled work day after such notice is sent by registered or certified mail.

(e)   Failure to report for work upon expiration of a leave of absence.

(f)    Absence from work without notice to the Employer for two (2) consecutive work days.

4.       Failure to report or failure to notify the Employer under Subsections (d), (e) or (f) shall not result in a break in seniority, if such failure is due to conditions beyond the employee’s control. Any loss of seniority under Subsections (d), (e) or (f) shall constitute a voluntary leaving of work without good cause.

ARTICLE VI - NO DISCRIMINATION

1.       There shall be no discrimination against any employee because of Union membership or lawful Union activities or because of race, color, sex, age, creed, national origin, ancestry, or liability to military service.

2.       The parties recognize and agree to comply with the Equal Employment Opportunity and Affirmative Action requirements of the New Jersey Casino Control Act and the Affirmative Action program adopted by the Employer in compliance therewith.

ARTICLE VII - VACATIONS

1.       All employees covered by this Agreement at the conclusion of their first anniversary year of employment shall be entitled to one (1) week of vacation, with pay.

2.       All employees covered by this Agreement who shall have been regularly employed for two (2) years, but less than eight (8) years, shall receive two (2) weeks vacation, with pay.

3.       All employees covered by this Agreement who shall have been regularly employed for more than eight (8) years, but less than ten (10) years, shall receive three (3) weeks vacation, with pay.

4.       All employees covered by this Agreement who shall have been regularly employed for more than ten (10) years, shall receive four (4) weeks vacation, with pay. The fourth week may, with mutual consent, be taken on a per day basis, provided the employee gives the Employer ten (10) days notice of the day to be taken.

5.       Vacations shall be taken at the convenience of the Employer, but seniority shall be recognized in scheduling the same.

6.       All employees who have completed more than one (1) year of employment whose employment is terminated for reasons other than cause, shall be entitled to a proration of earned vacation for the year in which the termination or retirement of said employee occurs.

7.       Vacation time cannot be accumulated from year to year, but must be taken within the current calendar year.

ARTICLE VIII - HOLIDAYS

1.       All employees covered by this Agreement shall be granted a holiday with pay on the following days:

New Year’s Day	January 1st

Memorial Day	Last Monday in May

Independence Day	July 4th

Labor Day	1st Monday in September

Veteran’s Day	November 11th

Thanksgiving Day	4th Thursday in November

Christmas Day	December 25th

*Two Personal Days	To be taken during employee’s anniversary year

*At least one (1) week’s notice for personal holidays is required with Employer reserving the right of refusal when business conditions dictate.

2.       When an Employee’s normal work shift includes a holiday and he will not be required to work on the Holiday, the Employer shall notify him at least seven (7) days before the holiday.

3.       Holiday pay shall consist of eight (8) hours of straight-time pay. Employees who are required to work on a holiday shall be paid time and one-half (1 1/2) for work performed on said holiday in addition to the holiday pay.

4.       In order to qualify for holiday pay, the employee must report for work on his last scheduled day before said holiday and his first scheduled day after said holiday, unless said requirement is specifically waived by Employer. If an employee is scheduled to work on a holiday but does not report for work, he shall not receive holiday pay unless he shall have been excused by his Employer from working on said holiday.

ARTICLE IX - HOURS OF WORK OVERTIME

1.      The regular work week shall consist of five (5) consecutive days and the regular work day shall consist of eight (8) consecutive hours.

2.       Time and one-half (1 1/2) shall be paid for all time worked in excess of eight (8) hours in any one day or in excess of forty (40) hours in any one week. There will be no pyramiding of daily or weekly overtime or premium pay under any of the terms of this Agreement.

3.       If an employee is scheduled to work for any eight (8) hour shift, employee shall receive one-half (1/2) hour break, as near the middle of the shift as is possible, on Employer’s time.

4.       Overtime and holiday time shall be paid for and shall not be compensated for by giving employee time off.

5.       Four Ten Hour Shifts - Under this provision, the Employer shall have the right to establish four (4), ten (10) hour shifts. Overtime shall be paid for all hours worked beyond ten (10) in any one day or forty (40) in one week at one and one-half (1 1/2) times the basic hourly wage rate.

If the Employer utilizes this option after a sixty (60) day trial period, either party may notify the other in writing that it no longer desires to retain this provision in the Contract and upon such notice, this shift option shall terminate.

ARTICLE X - WAGES

1.       All employees working in any of the classifications in the schedule annexed hereto shall be paid each week for services performed.

2.       Attached hereto and marked “Schedule A” and made part of this Agreement are the wage scales applicable to the employees. The wage scale set forth in said schedule is a minimum wage rate only.

3.                    Whenever an employee shall be called out in an emergency, he shall be paid for no less than four (4) hours regardless of the number of hours actually worked by him.

ARTICLE XI - VISITATION

Representatives of the Union shall have the right to visit the Hotel at reasonable times in order to investigate matters covered by this Agreement and grievances hereunder. Said visits shall not be made at such time or in such manner as shall prevent the orderly operation of the Hotel business, and Union’s representatives shall notify the Employer’s Director of Industrial Relations or his designated representative immediately upon arrival at the Employer’s premises.

ARTICLE XII - BENEFITS

1.                                       Welfare Fund: The Employer agrees to make contributions to the Union Welfare Fund as per “Schedule A” annexed hereto. All contributions are for all straight time hours paid, not to exceed 2,080 hours per year, for every employee covered hereby, retroactive to the first (1st) day worked on behalf of employees who have completed their probationary period.

In the event the Employer(s) determine that any other Participating Employer currently pays or is allowed by the Union to pay lesser contributions than the Employer, then at such time the Employer shall automatically reduce its contribution to the lowest rate of any Participating Employer. In the event the Union allows a Participating Employer to withdraw from the Fund and such Participating Employer obtains health insurance for its Union employees at a lower rate, then the Employer(s) may automatically reduce its Fund contribution to the same rate.

2.                                       Pension Fund: The Employer agrees to make contributions to the Union Pension Fund as per “Schedule A” annexed hereto. All contributions are for all straight time hours paid, not to exceed 2,080 hours per year, for every employee covered hereby, retroactive to the first (1st) day worked on behalf of employees who have completed their probationary period.

3.                                       Apprentice Training Fund: The Employer agrees to contribute ten cents ($.10) per hour for all straight time hours paid, not to exceed 2,080 hours per year, for each employee covered hereby, retroactive to the first (lst) day worked on behalf of employees who have completed their probationary period.

4.                                       Such contributions shall be made for all hours which an employee gets paid, thus including payment for holidays and paid vacations.

5.                                       Annuity Fund: The Employer agrees to make contributions to the Union Annuity Fund as per “Schedule A” annexed hereto. The Employer agrees to contribute twenty-five cents ($.25) per hour, per employee, for each hour worked by employees covered herein, to the Union Annuity Fund. The Employer agrees to contribute any other contribution specified in “Schedule A” annexed hereto, to the Annuity Fund on all hours worked or paid, including overtime hours, holiday and vacation.

6.                                       The Union will have the right thirty (30) days prior to the end of each contract year to reallocate wage increases to the Health and Welfare Fund. Any money reallocated will be paid on straight-time hours worked or paid, not to exceed 2,080 hours in a contract year. Any money reallocated to the Health and Welfare Fund cannot be diverted back into wages.

ARTICLE XIII - NO STRIKES, NO LOCKOUTS

Both the Union and the Employer recognize the service nature of the Hotel business and the duty of the Employer to render continuous and hospitable service to the public in the way of lodging, food and other necessary accommodations. Therefore, the Union agrees that it will not call, engage in, participate in, or sanction any strike, sympathy strike, work stoppage, picketing, sit-down, sit-in, boycott, refusal to handle merchandise, or other interference with the conduct of the Employer’s business for any reason whatsoever, including the dealing by Employer with non-union suppliers or deliverymen; nor will Union interfere with any guest or tenant at the Hotel engaged in selling or exhibiting non-union made merchandise or in so doing employing non-union help. Employer agrees that it shall not lockout its employees or any part of them covered by this Agreement. Any such action shall be a violation of this Agreement.

ARTICLE XIV - GRIEVANCES AND ARBITRATION

1.                    For the purpose of this Agreement, a grievance is defined as a complaint, dispute, or controversy between the parties to the application or interpretation of this Agreement. All grievances shall be presented by either party to the other within five (5) working days of their origin in order to be raised in a timely fashion. All grievances not raised in a timely fashion or not processed in accordance with the time periods set out below shall be considered waived and abandoned.

2.                    The following procedure shall be followed exclusively in the settlement of all grievances arising under this Agreement.

Step 1. The first step of the grievance procedure shall be between the employee and/or the shop steward and the employee’s supervisor. If the employee is dissatisfied with the action taken by the supervisor on his grievance, the employee shall reduce the grievance to writing and present the written grievance to his supervisor within two (2) working days of the supervisor’s verbal response.

Step 2. If the grievance is not resolved in Step 1, then the shop steward shall forward the written grievance to the department head within three (3) working days of the response of the supervisor.

Step 3. In the event that the grievance is not adjusted satisfactorily after the timely presentation of the written grievance to the department head, then a meeting between the Union Business Agent and a designated representative of the Hotel shall be arranged.

Step 4. In the event that the grievance is not adjusted satisfactorily at Step 3, then the matter may be referred to the American Arbitration Association for final and binding arbitration within fourteen (14) calendar days of the unsatisfactory response to Step 3.

It is understood that the parties, by mutual agreement, may extend the time periods for processing grievances.

In the event that the Employer is the aggrieved party, the Employer may begin the processing of the grievance at Step 3.

Grievances shall not be processed by shop stewards or Union officials during working hours, unless mutually agreed to between the Union and the Company.

In the event that a grievance is referred to arbitration, the grievance shall be submitted to the Industrial Arbitration Tribunal of the American Arbitration Association with the request that the Association send to the parties a list of arbitrators pursuant to its procedures. A grievance in dispute shall be heard by the arbitrator, and his decision or award shall be final and binding upon the parties hereto. The expenses incident to the arbitration shall be borne equally by the Union and the Employer. Only one grievance at a time shall be heard by the arbitrator unless otherwise agreed to by the parties. The arbitrator shall not have the power to add to, subtract, or modify any of the terms of this Agreement.

ARTICLE XV - APPRENTICESHIP AND TRAINING PROGRAM

1.                    Each employer who employs at least ten (10), but less than twenty (20), engineers, excluding apprentices, shall, at all times he employs said number of engineers, employ at least one apprentice engineer. Further, each Employer who employs twenty (20) or more engineers, excluding apprentices, should, at all times he employs said number of engineers, employ at least two (2) apprentice engineers. There is no obligation to employ an apprentice at the end of the apprenticeship period.

2.                    Apprentice engineers will be compensated at the following rates during the period of training:

1st 6 months	60% of Mechanic “A” rate
2nd 6 months	65% of Mechanic “A” rate
3rd 6 months	70% of Mechanic “A” rate
4th 6 months	75% of Mechanic “A” rate
5th 6 months	80% of Mechanic “A” rate
6th 6 months	85% of Mechanic “A” rate
7th 6 months	90% of Mechanic “A” rate
8th 6 months	95% of Mechanic “A” rate

NOTE: Apprentice engineer compensation percent will be computed on the current rate for Mechanic “A.”

ARTICLE XVI - SAFETY

1.                    The Union and the Employer agree that it is in the best interests of all members of the bargaining unit to maintain a safe and healthy work place and to observe all safety requirements.

2.                         Violations of established safety policies and procedures shall be grounds for disciplinary action up to and including discharge.

ARTICLE XVII - NEW JERSEY CASINO CONTROL ACT

The parties hereto recognize and agree that the State of New Jersey Casino Control Act (P.L. 1977, c. 110) (the “Act”) and the rules and regulations thereunder contain provisions requiring the licensing of employees, the certifications of this and other provisions regulating and controlling “Casino Hotel” employees of the Employer, and that this Agreement is subject thereto in all respects.

ARTICLE XVIII - JURY DUTY

1.                    Eligible employees, as determined by established Company Policy, who serve as juror on regularly scheduled work day or days shall be paid the difference only between the amount received by him for such service and his daily base hourly rate for eight (8) hours to a maximum of ten (10) days for each call. Employee will provide his immediate supervisor with:

(a)               Seventy-two (72) hours of notice of such case.

(b)              Copy of court order to “appear.”

(c)               Official court documentation as to appearance and amount paid Juror by court.

2.                    It is understood that employees will be expected to report to work if excused from Jury Duty during normal work hours which reasonably coincide with scheduled work time.

ARTICLE XIX - FUNERAL LEAVE

Members of the bargaining unit shall be permitted time off, with pay, to a maximum of three (3) scheduled work days, for the purpose of arranging and attending the funeral of a member of employee’s immediate family, defined as, mother, father, spouse, brother, sister, children, mother-in-law, father-in-law, and grandparents. Pay shall be the daily base hourly rate for eight (8) hours. The Employer reserves the right to require official notification and/or proof of death and attendance at funeral.

ARTICLE XX - SHOP STEWARDS

1.                                            The Business Manager shall appoint a shop steward for each shift from among the bargaining unit employees, and the Employer agrees to recognize those individuals as such.

2.                                            The Union agrees to notify the Employer in writing of the employees selected to serve as shop steward. There shall be no discrimination against a shop steward for the performance of his duties. Any infractions of the Agreement will be brought to the attention of the supervisor on the company time. The activities of the shop steward shall not reasonably interfere with the performance of his work duties and shall not interfere with the operations of the Employer.

3.                                            In case of a workplace injury or illness, the supervisor shall notify the steward as soon as possible after the injury or illness, and the steward shall be given sufficient time to take care of the employee’s personal belongings.

4.                                            An employee may request that a shop steward be present at any meeting where the employee is the subject of a disciplinary investigation.

ARTICLE XXI - GENERAL CONDITIONS

1.                                            The Employer shall furnish shirt and trousers (and/or coveralls) and launder same at no cost to the employee. All clothing furnished by the Employer shall be returned on termination.

2.                                       Notwithstanding anything in the Contract to the contrary, all paid non-working time including, but not limited to, meal periods, rest and coffee break periods, wash-up and changing times, granted during an eight (8) hour shift shall be limited to a total of one (1) hour, which will be handled by 1) a fifteen (15) minute coffee break midway during an employee’s first four (4) hours on the job; 2) a thirty (30) minute meal period at the middle of the employee’s shift; and 3) either, at the Employer’s designation, a fifteen (15) minute break added to the thirty (30) minute meal period or a fifteen (15) minute break at the end of the employee’s shift. Each Employer will notify the Union in writing and include the following waiver: “The Employer agrees to waive the Most Favored Employer Clause with respect to the break issue.”

3.                                            The Employer may establish bi-weekly payroll, if all other employees of property have agreed.

4.                                            This contract does not recognize oral agreements, understandings, or past practices. All such practices, side agreements, understandings, must be in writing and signed by Employer and Union to be enforceable.

5.                                       Trades employees may be assigned to work at other properties owned and operated by their parent company if parent company owns or operates more than one property in Atlantic City. Employees shall be first offered the opportunity to take such assignment in accordance with their shop seniority, by shift. If an insufficient number of employees accept the offered assignment, employees shall be assigned in inverse order of shop seniority. In either case, the employee so selected must have the requisite skill and ability to perform the assigned work. Employees so assigned shall be paid at the rate of time and one-half (1 1/2) their base hourly rate for all hours worked on such assignment.

6.                                       An employee shall be entitled to receive one (1) hot meal during the course of an eight (8) hour shift, as near to the middle of the shift as possible. If an employee is required to work overtime for two (2) hours or more beyond his regular shift, or is called out in an emergency and works for four (4) hours or more, he shall be entitled to a meal.

7.                                       Company clothing may be exchanged on company time.

8.                                       When pay day falls on a holiday specified in the Contract, employees shall be paid on the day before.

9.                                       Possession of an appropriate trade license shall not be a prerequisite to a promotion to lead person for plumber, electrician and exterminator.

ARTICLE XXII - MOST FAVORED EMPLOYER

Recognizing the competitive nature of the casino-hotel industry and the desirability of maintaining a balance among the hotels in Atlantic City, the Union agrees that if it enters into any contract with another employer operating a casino-hotel or contractor on behalf of a casino-hotel in Atlantic City containing terms as to wages, hours, conditions or operating conditions of this Agreement more favorable to said other Employer than the terms of this Contract, then, at the Employer’s option, said terms shall be incorporated into this Agreement and become supplementary thereto. The Union agrees that upon demand of the Employer, it shall exhibit to the Employer, or its authorized representative, any agreement entered into with another casino-hotel in Atlantic City, New Jersey. A failure on the part of the Employer to insist upon the application of this section, whether said failure is intentional or a result of an oversight, shall not constitute a waiver of the Employer’s right to demand enforcement of this provision on other occasions. Nothing herein contained shall be interpreted to render this provision applicable to a hotel or motel which does not own or operate a casino in Atlantic City.

ARTICLE XXIII - SAVINGS CLAUSE

If any clause of this Agreement or portion thereof is found to be illegal or invalid, the remainder of the clause or provision shall remain uneffected, and all other provisions of the contract shall remain in full force and effect.

ARTICLE XXIV - TERM OF CONTRACT

1.                    This Agreement shall become effective May 1, 2001, and shall continue in full force and effect until midnight, April 30, 2006, and from year to year thereafter unless either party gives written notice to the other at least sixty (60) days prior to any expiration date as to its desire to modify or terminate this Agreement.

2.                    The Union anticipates negotiating new or amended contracts with other casino hotels and/or the Casino Hotel Association upon the expiration of the current contracts. The Employer shall have the right to exercise the option of adopting the first such contract as its own, provided such option is exercised at least sixty (60) days prior to April 30, 2006. If such option is exercised, the instant Contract shall remain in effect until such time as the new contract (with its appropriate retroactivity) becomes applicable. Such option shall similarly be applicable at the expiration of such successive contract between the parties hereto. Any such contract shall contain the present Article XXII, “Most Favored Employer.”

3.                    Amendments, additions, and/or deletions to this Agreement, with the exception of powers under Article XXII and Article XXIV, Paragraph 2, will be null and void, unless in writing, and signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written, in Atlantic County, State of New Jersey.

TROPICANA	INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL 68-68A-68B, AFL-CIO

/s/ [ILLEGIBLE]	/s/ Vincent J. Giblin
VINCENT J. GIBLIN
Business Manager

/s/ [ILLEGIBLE]	/s/ Thomas P. Giblin
THOMAS P. GIBLIN
President

/s/ Stephen Mc Guire
STEPHEN MC GUIRE
Recording Secretary

/s/ Dennis J. Giblin
DENNIS J. GIBLIN
Business Representative

SCHEDULE “A” - TROPICANA

A.                                    HOURLY WAGE RATES

CLASSIFICATION	5/1/01	5/1/02	5/1/03	5/1/04	5/1/05

Maint. Mech. Lead	$21.87	$22.82	$23.72	$24.67	$25.62

Stationary Engineer	$20.69	$21.64	$22.54	$23.49	$24.44

Maint. Mechanic “A”	$20.30	$21.25	$22.15	$23.10	$24.05

Maint. Mechanic “B”	$19.13	$20.08	$20.98	$21.93	$22.88

Maint. Mechanic “C”	$16.10	$17.05	$17.95	$18.90	$19.85

RATE WITH $.55 ADDED (Plus $.50 Pension)

CLASSIFICATION	5/1/01	5/1/02	5/1/03	5/1/04	5/1/05

Maint. Mech. Lead	$22.92

Stationary Engineer	$21.74

Maint. Mechanic “A”	$21.35

Maint. Mechanic “B”	$20.18

Maint. Mechanic “C”	$17.15

OVERTIME RATE (WITH $.55 INCLUDED) (Plus $.50 Pension)

CLASSIFICATION	5/1/01	5/1/02	5/1/03	5/1/04	5/1/05

Maint. Mech. Lead	$34.38

Stationary Engineer	$32.61

Maint. Mechanic “A”	$32.03

Maint. Mechanic “B”	$30.27

Maint. Mechanic “C”	$25.73

Maintenance Mechanic “B” will be evaluated at not less than three (3) month intervals to determine eligibility for progression, based upon job performance, to the Maintenance Mechanic “A” classification and wage scale then in effect.

B.                                    BENEFITS

BENEFIT	5/1/01	5/1/02	5/1/03	5/1/04	5/1/05

Welfare Fund	$3.95	$4.05	$4.25	$4.45	$4.65

Pension Fund	$2.10

Apprentice Training Fund	$.10

Annuity Fund

On Hours Worked:	$.25
On Hours Worked and Paid (Including OT, Holiday and Vacation):	$3.10

SETTLEMENT AGREEMENT

IUOE LOCAL 68

And

BALLY’S PARK PLACE, CAESARS, ATLANTIC CITY HILTON & CLARIDGE

Case No. 18 300 14110 1

On this seventh day of February 2002, the Parties hereby agree to settle the above referenced matter in accordance with the following terms:

1.                                       Employees will not be required to use their vacation entitlement for any FMLA approved leave of 5 working days or less.

2.                                       Employees may request to use vacation entitlement for any such approved FMLA leave of 5 working days or less. The Employer reserves the right to approve/deny the use of the employee’s vacation entitlement except that the sole reason for denial cannot be because the employee is not eligible for a fourth (4th) week of vacation as set forth in the second sentence of Article VII, Section 4.

3.                                       For any approved FMLA leave in excess of five (5) days, the Employer reserves the right to require the employee to take up to one-half (1/2) of his/her annual vacation entitlement.

4.                                       This Agreement does not affect any non-FMLA approved absence or leave.

5.                                       This Agreement shall not set precedent except to enforce its own terms and conditions.

I.U.O.E Local 68	Ballys Park Place

/s/ Dennis J. Giblin	/s/ Patricia Fineran
Dennis J. Giblin	Patricia Fineran

MEMORANDUM OF UNDERSTANDING

Made this 6th day of April, 2001 by and between GNOC Corp., t/a Atlantic City Hilton Casino Resort; Boardwalk Regency Corporation, t/a Caesars Atlantic City; Bally’s Park Place, Inc., t/a Bally’s Park Place Casino Resort and Wild West Casino; Adamar of New Jersey, t/a/ Tropicana Casino & Entertainment Resort; Trump Castle Associates, d/b/a Trump’s Marina Casino Resort; Trump Plaza Associates, d/b/a Trump Plaza Hotel and Casino; and Trump Taj Mahal Casino Resort (hereafter referred to collectively as the “Group” and individually by name) and United Brotherhood of Carpenters and Joiners of America, Local Union 623; International Union of Painters and Allied Trades, Painters District Council 711; and International Union of Operating Engineers, Local 68, 68A, 68B, 68C (hereafter referred to collectively as the “Unions” and individually by local number).

INTRODUCTION

The Group and the Unions are parties to seven (7) individual collective bargaining agreements all with the same or substantially similar terms and conditions. For the sake of uniformity and convenience, the Group has coordinated bargaining for the purpose of negotiating agreements to supersede their respective collective bargaining agreements with the Unions, which will expire midnight April 30, 2001. The following sets forth the agreement reached between the Group and the Unions subsequent to the conduct of collective bargaining negotiations:

MODIFICATIONS

1)                                      The terms and provisions of the Group’s seven (7) collective bargaining agreements will continue in full force and effect, except those terms and provisions that are modified below. Unless specified otherwise, the effective date for all agreed upon modifications shall be May 1, 2001

A)                                  Duration: Five (5) years, May 1, 2001 to April 30, 2006

B)                                    Probationary Period: Increased to ninety (90) days. Language remains requiring contributions to funds from the first (1st) day worked after employee completes his/her probationary period.

C)                                    Control and Discharge: Add “The Union does not waive its right to grieve and arbitrate, nor is this section intended to affect the Employer’s burden of proving just cause.” Strike out “cases of incompetence or insubordination.”

D)                                   Lay Offs: Revise to read: “If there is a reduction in force, Employees shall be laid off in reverse order of seniority provided they have the skill and ability to perform the job. Employees on lay off shall be recalled in order of seniority to openings in the shop provided they have the skill and ability to perform the job.” (Local 623 only)

1

MEMORANDUM OF UNDERSTANDING

E)                                     Apprentices: Add “There is no obligation to employ an apprentice at the end of the apprenticeship period.” (Local 68 and Local 711)

F)                                     Remove the 180-day language negotiated in 1996, but retain the introductory language beginning with the words, “This contract does not recognize...”

G)                                    Multi-Location Employer: Add language: “Trades employees may be assigned to work at other properties owned and operated by their parent company if parent company owns or operates more than one property in Atlantic City. Employees shall be first offered the opportunity to take such assignment in accordance with their shop seniority, by shift. If an insufficient number of employees accept the offered assignment, employees shall be assigned in inverse order of shop seniority. In either case, the employee so selected must have the requisite skill and ability to perform the assigned work. Employees so assigned shall be paid at the rate of time and one-half (1 1/2 ) their base hourly rate for all hours worked on such assignment.”

H)                                   Local 623 and Caesars: The Bally’s Park Place Memorandum of Understanding dated May 1997 regarding “Slot Machines and Slot Bases” shall be applicable to Caesars. Local 623 Bargaining Unit employees shall perform the installation, removal and repair of all locks associated with slot bases, bill changers, cash boxes and slot machines exclusive of the slot machine door lock, which includes the re-set lock.

I)                                        Trump Marina and Local 623: Slot moves will be handled in the same manner as Trump Plaza.

J)                                       Economics: The Group and the Unions agree that the total package for the five (5) years shall be five dollars forty-five cents ($5.45) per hour distributed as follows:

1st year	2nd year	3rd year	4th year	5th year

1.00	1.05	1.10	1.15	1.15

The Group agrees that the Unions will have the right to allocate the above amounts between Wages, Health & Welfare, Pension, Education, and Annuity. The Unions agree to provide the Group with their decision on allocation no later than ten (10) working days from the date of this Memorandum of Understanding. In addition, the Unions will have the right thirty (30) days prior to the end of each contract year to reallocate the above amounts. Funds to be paid in accordance with existing language in the collective bargaining agreement. Annuity cannot, during the year, go back and forth to wages and annuity...it must be one or the other.

2

MEMORANDUM OF UNDERSTANDING

K)                                   The Parties recognize that some of the properties and some of the locals do not have up to date formal collective bargaining agreements and instead have old agreements with amendments attached thereto. It is agreed in those cases that the parties will formalize their agreement in an updated collective bargaining agreement.

EXECUTED THIS 6th DAY OF APRIL 2001, SUBJECT TO RATIFICATION BY THE RANK AND FILE MEMBERSHIP OF THE UNIONS.

LOCAL 623, UNITED BROTHERHOOD OF CARPENTERS	ATLANTIC CITY HILTON CASINO RESORT
AND JOINERS OF AMERICA
	/s/ [ILLEGIBLE]	4/6/01
/s/ [ILLEGIBLE]
CAESARS ATLANTIC CITY
PAINTERS DISTRICT COUNCIL 711, INTERNATIONAL
UNION OF PAINTERS AND ALLIED TRADES	/s/ [ILLEGIBLE]	4/6/01

/s/ [ILLEGIBLE]
BALLY’S PARK PLACE CASINO RESORT
LOCAL 68, 68A, 68B, 68C, INTERNATIONAL UNION OF
OPERATING ENGINEERS	/s/ [ILLEGIBLE]	4/6/01

/s/ [ILLEGIBLE]	TROPICANA CASINO & ENTERTAINMENT RESORT

	/s/ [ILLEGIBLE]	4/6/01

TRUMP’S MARINA CASINO RESORT

	/s/ [ILLEGIBLE]	4/6/01

TRUMP PLAZA HOTEL AND CASINO

	/s/ [ILLEGIBLE]	4/6/01

TRUMP TAJ MAHAL CASINO RESORT

	/s/ [ILLEGIBLE]	4/6/01

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